Exhibit 99.1
Armstrong World Industries Reports Third Quarter 2008 Results
•	Third quarter reported earnings declined modestly

•	Third quarter adjusted earnings grew, despite weak markets

•	Management reaffirms prior operating income guidance
LANCASTER, Pa., October 30, 2008 – Armstrong World Industries, Inc. (NYSE: AWI) today reported third quarter 2008 net sales of $929.6 million, up two percent, from $913.3 million in the same period for 2007. Excluding a $23 million, or three percent, benefit from foreign exchange rates, sales decreased one percent. Reported operating income from continuing operations decreased to $82.2 million from $85.9 million in the third quarter of 2007. Adjusted operating income from continuing operations of $92.8 million increased five percent compared to $88.6 million on the same basis.
Reported earnings from continuing operations were $39.1 million, or $0.69 per diluted share, compared to $48.4 million, or $0.85 per diluted share in the third quarter of 2007. Adjusted earnings from continuing operations of $48.4 million, or $0.85 per diluted share, compared to $49.9 million, or $0.88 per diluted share, on the same basis on 2007.
The Company uses adjusted income from operations in managing the business, and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted income excludes the impact of restructuring charges and related costs, and certain other gains and losses. As detailed in the attached reconciliation to GAAP, these adjustments increased operating income by $10.6 million in the third quarter of 2008 and by $2.7 million in the third quarter of 2007.
Third quarter adjusted operating income grew year-over-year despite declines in most key markets. Reduced manufacturing and SG&A expenses and higher earnings from the WAVE joint venture offset the impact of a four percent volume decline related to significant weakness in the U.S. residential housing markets, a moderate slowdown in U.S. commercial construction markets and emerging softness in some European commercial markets.

3rd Quarter Segment Highlights
Resilient Flooring net sales were $336.9 million in the third quarter of 2008 compared to $327.9 million in the same period of 2007. Excluding the favorable impact of foreign exchange rates, net sales declined about one percent. Global improvements in price and product mix offset mid-single digit domestic volume declines. Reported operating income was $1.2 million compared to $15.6 million in the third quarter of 2007. Adjusted operating income of $10.3 million decreased from $15.3 million calculated on the same basis in the prior year. Global raw material inflation and lower volume in the Americas were only partially offset by price realization and lower manufacturing and SG&A costs.
Wood Flooring net sales of $171.0 million in the third quarter of 2008 declined 11 percent from $191.9 million in the prior year quarter as volume declined with weak residential housing activity. Reported operating income in the third quarter was $8.5 million compared to $16.9 million reported in the third quarter of 2007. Adjusted operating income of $8.8 million decreased from $16.9 million on the same basis in the prior year period because lower sales more than offset reduced manufacturing and SG&A expenses.
Building Products net sales of $374.1 million in the third quarter of 2008 increased from $334.8 million in the prior year quarter. Excluding the effects of favorable foreign exchange rates of $11 million, sales increased by nine percent. Global price realization, improved North American product mix and modest volume increases drove the growth. Reported operating income increased to $75.0 million from $62.3 million in the third quarter of 2007. Adjusted operating income of $76.0 million grew from $61.4 million on the same basis in the prior year. Sales growth and higher income from WAVE more than offset inflation in input costs.

Cabinets net sales in the third quarter of 2008 of $47.6 million decreased 19 percent from $58.7 million in 2007 primarily due to lower volume resulting from the declines in the U.S. housing market. Reported operating loss for the third quarter of $1.1 million was below income of $1.5 million in the prior year primarily due to lower sales. There were no adjustments to operating income in either period.
Unallocated corporate expense of $1.4 million in the third quarter of 2008 was below $10.4 million in the third quarter of 2007. Adjusted expense of $1.2 million decreased from $6.6 million on the same basis in the prior year primarily due to lower incentive compensation expenses.
Free cash flow of $92 million in the third quarter of 2008 compared to $116 million in 2007.
Year-to-Date Results
For the nine months ended September 30, 2008, net sales were $2,684.6 million compared to $2,697.3 million in 2007. Excluding a $84 million favorable impact from exchange rates, net sales decreased by four percent. Volume declines offset price improvements and a modest benefit from a better product mix.
Reported operating income for the first nine months was $217.4 million compared to operating income of $245.6 million for the same period in 2007. Adjusted operating income of $238.0 million decreased six percent compared to adjusted operating income of $252.9 million in the prior year period. Operating income declined due to lower volumes and input cost inflation that were only partially offset by price realization, reduced manufacturing and SG&A expenses and higher earnings from the WAVE joint venture.
Reported earnings from continuing operations were $106.6 million, or $1.88 per diluted share, compared to $131.8 million, or $2.33 per diluted share in the first nine months of 2007. Adjusted earnings from continuing operations of $122.0 million, or $2.15 per diluted share, compared to $136.0 million, or $2.40 per diluted share, on the same basis on 2007.

Free cash flow for the first nine months was $77 million compared to $265 million for 2007. 2008 included lower earnings and an increased investment in working capital. In addition, 2007 benefited from increased dividends from WAVE and a federal tax refund that was not repeated in 2008.
Special Cash Dividend
In the fourth quarter of 2008, our Board of Directors will evaluate the payment of a second special cash dividend. The decision will be based on consideration of our forecasted operating results and the outlook for global economies and credit markets.
Outlook
Global macroeconomic forecasts indicate a very challenging outlook for most key markets in the fourth quarter of 2008. North American residential markets are expected to continue to decline significantly, while declines in North American commercial markets are anticipated to remain at mid-single digit levels. European commercial markets have begun to slow, and further declines are expected.
With a single quarter remaining, Management narrowed the outlook for 2008 toward the lower end of the previous range. Sales are expected to be approximately $3,500 million. Adjusted operating income is forecast to be in the range of $260 million and $275 million, compared to $306 million in 2007. 2008 adjusted EPS is expected to be $2.25-$2.40 per diluted share, compared to $2.79 per diluted share in 2007. The 2008 tax rate is now anticipated to be 46 percent to 47 percent. Free cash flow for the year is now expected to be approximately $150 million. Net debt at the end the year is expected to be about $130.
Adjusted figures are reconciled to GAAP in tables at the end of this release.

Earnings Conference Call
Management will conduct a discussion for shareholders during a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the Company’s Web site, www.armstrong.com. From the homepage, click “Investor Relations” to access the call and the accompanying slide presentation. The replay of this event will be available on the Company’s Web site through November 13, 2008.
# # #
Forward Looking Statement
These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our outcomes could differ materially due to known and unknown risks and uncertainties, including: lower construction activity reducing our market opportunities; availability and costs for raw materials and energy; risks related to our international trade and business; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

About Armstrong and Additional Information
More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), Armstrong provides additional measures of performance adjusted to exclude foreign exchange and certain costs, expenses, and gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on our website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.
Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2007, Armstrong’s consolidated net sales totaled approximately $3.5 billion. Based in Lancaster, Pa., Armstrong operates 40 plants in 10 countries and has approximately 12,300 employees worldwide. For more information, visit www.armstrong.com.

FINANCIAL HIGHLIGHTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions, except for per-share amounts)
(unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Net sales	$929.6	$913.3	$2,684.6	$2,697.3
Cost of goods sold	717.9	684.1	2,061.8	2,033.1
Selling, general and administrative expenses	145.9	155.8	452.7	453.5
Restructuring charges, net	—	0.1	0.8	0.2
Equity (earnings) from joint ventures	(16.4)	(12.6)	(48.1)	(35.1)

Operating income	82.2	85.9	217.4	245.6

Interest expense	7.5	13.8	23.7	44.6
Other non-operating expense	0.8	0.2	1.2	1.0
Other non-operating (income)	(2.1)	(4.4)	(8.5)	(12.4)
Chapter 11 reorganization costs, net	—	0.2	—	0.3

Earnings from continuing operations before income taxes	76.0	76.1	201.0	212.1
Income tax expense	36.9	27.7	94.4	80.3

Earnings from continuing operations	39.1	48.4	106.6	131.8
(Loss) from discontinued operations, net of tax of $0.0, $0.0, $0.4 and $0.3	(0.2)	(0.3)	(0.1)	(6.1)

Net earnings	$38.9	$48.1	$106.5	$125.7

Earnings per share of common stock, continuing operations:
Basic	$0.69	$0.86	$1.89	$2.36
Diluted	$0.69	$0.85	$1.88	$2.33

(Loss) per share of common stock, discontinued operations:
Basic	$—	$(0.01)	$—	$(0.11)
Diluted	$—	$(0.01)	$—	$(0.11)

Net earnings per share of common stock:
Basic	$0.69	$0.86	$1.89	$2.25
Diluted	$0.69	$0.85	$1.88	$2.22

Average number of common shares outstanding:
Basic	56.4	56.2	56.4	55.9
Diluted	56.7	56.8	56.6	56.5

SEGMENT RESULTS
Armstrong World Industries, Inc., and Subsidiaries
(amounts in millions) (unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
Net sales:
Resilient Flooring	$336.9	$327.9	$973.5	$941.4
Wood Flooring	171.0	191.9	500.1	602.8
Building Products	374.1	334.8	1,070.4	970.8
Cabinets	47.6	58.7	140.6	182.3

Total Net Sales	$929.6	$913.3	$2,684.6	$2,697.3

Operating income (loss):
Resilient Flooring	$1.2	$15.6	$8.6	$47.3
Wood Flooring	8.5	16.9	23.4	47.0
Building Products	75.0	62.3	200.9	174.8
Cabinets	(1.1)	1.5	(3.9)	6.8
Unallocated Corporate	(1.4)	(10.4)	(11.6)	(30.3)

Total Operating Income	$82.2	$85.9	$217.4	$245.6

Selected Balance Sheet Information
(amounts in millions)

	(unaudited)
	September 30,	December 31,
	2008	2007
Assets:
Current assets	$1,359.3	$1,490.5
Property, plant and equipment, net	957.6	1,012.8
Other noncurrent assets	2,116.0	2,136.1

Total assets	$4,432.9	$4,639.4

Liabilities and shareholders’ equity:
Current liabilities	$473.5	$486.8
Noncurrent liabilities	1,683.3	1,715.4
Shareholders’ equity	2,276.1	2,437.2

Total liabilities and shareholders’ equity	$4,432.9	$4,639.4

Selected Cash Flow Information
(amounts in millions) (unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2008	2007
Net earnings	$106.5	$125.7
Other adjustments to reconcile net earnings to net cash provided by operating activities	178.9	243.8
Changes in operating assets and liabilities, net	(157.2)	(71.8)

Net cash provided by operating activities	128.2	297.7
Net cash (used for) investing activities	(55.7)	(9.7)
Net cash (used for) financing activities	(266.1)	(304.6)
Effect of exchange rate changes on cash and cash equivalents	(5.7)	14.9

Net (decrease) in cash and cash equivalents	(199.3)	(1.7)
Cash and cash equivalents, beginning of year	514.3	263.8

Cash and cash equivalents, end of period	$315.0	$262.1

Reconciliation to GAAP (unaudited)
CONSOLIDATED
(amounts in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating Income, Adjusted	$92.8	$88.6	$238.0	$252.9

Fresh-Start:
Change in depreciation and amortization	2.3	—	7.0	—
Impact on hedging-related activity	—	(1.2)	—	(4.6)

Other Significant Items:
Cost reduction initiatives expenses	8.3	0.1	13.7	0.2
Chapter 11 related post-emergence expenses	—	1.1	(1.3)	6.8
Review of strategic alternatives	—	2.7	1.2	4.9

Operating Income, Reported	$82.2	$85.9	$217.4	$245.6

RESILIENT FLOORING
(amounts in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating Income, Adjusted	$10.3	$15.3	$19.4	$46.2

Fresh-Start:
Change in depreciation and amortization	0.8	—	2.5	—
Impact on hedging-related activity	—	(0.3)	—	(1.1)

Other Significant Items:
Cost reduction initiatives expenses	8.3	—	8.3	—

Operating Income, Reported	$1.2	$15.6	$8.6	$47.3

WOOD FLOORING
(amounts in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating Income, Adjusted	$8.8	$16.9	$24.1	$47.0

Fresh-Start:
Change in depreciation and amortization	0.3	—	0.7	—

Operating Income, Reported	$8.5	$16.9	$23.4	$47.0

BUILDING PRODUCTS
(amounts in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating Income, Adjusted	$76.0	$61.4	$204.0	$171.5

Fresh-Start:
Change in depreciation and amortization	1.0	—	3.1	—
Impact on hedging-related activity	—	(0.9)	—	(3.5)

Other Significant Items:
Cost reduction initiatives expenses	—	—	—	0.2

Operating Income, Reported	$75.0	$62.3	$200.9	$174.8

UNALLOCATED CORPORATE EXPENSE
(amounts in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Operating (Loss), Adjusted	$(1.2)	$(6.6)	$(5.6)	$(18.6)

Fresh-Start:
Change in depreciation and amortization	0.2	—	0.7	—

Other Significant Items:
Cost reduction initiatives expenses	—		5.4
Chapter 11 related post-emergence expenses	—	1.1	(1.3)	6.8
Review of strategic alternatives	—	2.7	1.2	4.9

Operating (Loss), Reported	$(1.4)	$(10.4)	$(11.6)	$(30.3)

Reconciliation to GAAP (unaudited)
Earnings from Continuing Operations
CONSOLIDATED
(amounts in millions)

	Three Months Ended September 30,
	2008		2007
	Total	Per Share	Total	Per Share
Earnings, Adjusted	$48.4	$0.85	$49.9	$0.88

Fresh-Start (net of tax):
Change in depreciation and amortization	1.3	0.02	—	—
Impact on hedging-related activity	—	—	(0.8)	(0.01)

Other Significant Items (net of tax):
Cost reduction initiatives expenses	4.6	0.08	0.1	—
Chapter 11 related post-emergence expenses	—	—	0.7	0.01
Review of strategic alternatives	—	—	1.7	0.03

Tax rate — reported to adjusted	3.4	0.06	(0.2)	—

Earnings, Reported	$39.1	$0.69	$48.4	$0.85

Reconciliation to GAAP (unaudited)
Earnings from Continuing Operations
CONSOLIDATED
(amounts in millions)

	Nine Months Ended September 30,
	2008		2007
	Total	Per Share	Total	Per Share
Earnings, Adjusted	$122.0	$2.15	$136.0	$2.40

Fresh-Start (net of tax):
Change in depreciation and amortization	3.9	0.07	—	—
Impact on hedging-related activity	—	—	(2.9)	(0.05)

Other Significant Items (net of tax):
Cost reduction initiatives expenses	7.5	0.13	0.1	—
Chapter 11 related post-emergence expenses	(0.7)	(0.01)	4.2	0.07
Review of strategic alternatives	0.7	0.01	3.0	0.05

Tax rate — reported to adjusted	4.0	0.07	(0.2)	—

Earnings, Reported	$106.6	$1.88	$131.8	$2.33

Reconciliation to GAAP (unaudited)
2008 Estimate vs 2007 Actual
CONSOLIDATED
(amounts in millions)

	Twelve Months Ended December 31,
	2008 Est Low	2008 Est High	2007 Act
Operating Income, Adjusted	$260.0	$275.0	$305.7

Fresh-Start:
Change in depreciation and amortization	9.3	9.3	2.7
Impact on hedging-related activity	—	—	(5.8)

Other Significant Items:
Cost reduction initiatives expenses	15.8	15.8	0.2
Environmental accrual	—	—	1.1
Gain on insurance settlement	—	—	(5.0)
Chapter 11 related post-emergence expenses	(1.3)	(1.3)	7.1
Review of strategic alternatives	1.2	1.2	8.7

Operating Income, Reported	$235.0	$250.0	$296.7

Reconciliation to GAAP (unaudited)
Earnings from Continuing Operations
2008 Estimate vs 2007 Actual
CONSOLIDATED
(amounts in millions)

	Twelve Months Ended December 31,
	2008 Estimate Low		2008 Estimate High		2007
	Total	Per Share	Total	Per Share	Total	Per Share
Earnings, Adjusted	$127.1	$2.25	$135.7	$2.40	$158.1	$2.79

Fresh-Start (net of tax):
Change in depreciation and amortization	5.0	0.09	5.0	0.09	1.6	0.03
Impact on hedging-related activity	—	—	—	—	(3.4)	(0.05)

Other Significant Items (net of tax):
Cost reduction initiatives expenses	8.5	0.15	8.5	0.15	0.1	—
Environmental accrual	—	—	—	—	0.6	0.01
Gain on insurance settlement	—	—	—	—	(2.9)	(0.05)
Chapter 11 related post-emergence expenses	(0.7)	(0.01)	(0.7)	(0.01)	4.2	0.07
Review of strategic alternatives	0.6	0.01	0.6	0.01	5.1	0.09

Tax rate — reported to adjusted	4.2	0.08	5.0	0.09	—	—

Earnings, Reported	$109.5	$1.93	$117.3	$2.07	$152.8	$2.69

Reconciliation of Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
NET CASH FROM OPERATIONS	$114	$134	$128	$298

Plus/(minus): Net Cash from Investing	(23)	(26)	(56)	(10)
Add back/(subtract):
Emergence related payments	1	3	4	25
Divestiture	—	—	—	(53)
Acquisitions	—	5	1	5

Free Cash Flow	$92	$116	$77	$265

Note: May not add due to rounding

Contacts
Armstrong World Industries, Inc.:
Investors: Beth Riley, (717) 396-6354, bariley@armstrong.com
News media: Jennifer Johnson, (866) 321-6677, jenniferjohnson@armstrong.com